Exhibit 99.1

FOR IMMEDIATE RELEASE:	March 2, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM ANNOUNCES ADDITION OF TWO NEW DIRECTORS

St. Paul, Minn (3/2/10)—Aetrium (Nasdaq: ATRM) announced today that Charles B. Westling and John J. Pollock have joined its board of directors.

Mr. Westling is currently a business advisor to emerging growth and middle market companies. Mr. Westling is also a director of Bremer Bank N.A.—Twin Cities, a private financial services company, and is a member of the board of trustees of the Dunwoody College of Technology, a private non-profit institution that provides career-focused applied education for people of diverse backgrounds. Between 2002 and 2009, Mr. Westling held a variety of executive positions at Datalink Corporation, a publicly held provider of data storage solutions and IT services for mid-to-large enterprise customers. Mr. Westling was president, CEO and a director of Datalink from 2005 to 2009. Prior to Datalink, Mr. Westling was executive vice president of Agiliti, Inc., a private managed services and hosting company. From 1997 to 1999, Mr. Westling served as senior managing director and director of corporate finance for John G. Kinnard and Company, Incorporated, a publicly held regional brokerage and investment banking firm. From 1990 to 1997, Mr. Westling was a member of the corporate finance department at Dain Bosworth Incorporated, a publicly held regional brokerage and investment banking firm, most recently serving as a managing director and head of technology investment banking. He received his BA in economics from Carleton College and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Mr. Pollock has served as Aetrium’s president since October 2009. From December 2001 to October 2009, Mr. Pollock served as vice president and general manager of the company’s North St. Paul operations.  From August 1998 to December 2001, Mr. Pollock served as the company’s vice president of product development and marketing.  From April 1998 to August 1998, Mr.

Pollock served as interim general manager of the company’s North St. Paul operations.  From November 1997 to May 1998, Mr. Pollock served as interim general manager of a test handler product line the company had recently acquired.  From September 1996 to August 1997, Mr. Pollock served as a business unit manager of the company. Prior to joining the company, Mr. Pollock worked at BF Goodrich Aerospace from 1987 to 1995 where he served in a variety of management and product development positions, including managing director of a facility in the United Kingdom. From 1983 to 1987 Mr. Pollock was a manufacturing and test engineer at Magnetic Peripherals, a subsidiary of Control Data Corporation. He received both his BS in electrical engineering and an MBA from Ohio University.

“We are very pleased to add two such exceptional individuals to our board,” said Joseph C. Levesque, chief executive officer and chairman of the board of the company. “Charlie Westling’s strategic and operational expertise gained through his executive positions with operating companies, his long history of working with technology oriented companies and his extensive experience in mergers and acquisitions, strategic partnerships and capital raising activities, together with his effective ability to leverage off of these strengths in his participation as a board member, make him a welcome and valuable addition to our board. John Pollock has proven to be an astute, knowledgeable and effective executive manager during his years of service with the company, and his range of experiences and expertise made him particularly well suited to take on the responsibilities of president of the company. These same talents and perspectives and the extensive knowledge and understanding he has gained of the semiconductor and semiconductor equipment industries make him a valuable addition to our board across the full range of board considerations.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2008.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.